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                                                                      EXHIBIT 14

                            SMITH INTERNATIONAL, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                 I. Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It is applicable to all employees, officers and directors of the Company. It does not cover every issue that may arise or provide full details of specific Company policies, but it sets out basic principles to guide all employees of the Company. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants. Those who violate the standards in this Code will be subject to disciplinary action up, and including, termination.

                 1. Compliance with Laws, Rules and Regulations

In conducting the Company's affairs, and in their private affairs outside the Company which in any way can affect the Company, the Company expects all employees to exercise good judgment, the highest ethical standards and to obey applicable law, both in letter and in spirit. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

                            2. Conflicts of Interest

A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company or interferes with a person's duty to serve the Company to the best of the person's ability. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.

It is a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier or to have a direct or indirect financial interest in, or receive compensation for, any transaction between Smith and any company with whom we do business. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

The Company's policy on conflicts and ethics is more specifically set out in the SII Code of Ethics, which is annually distributed to employees worldwide together with a compliance certification that is to be completed and returned to the Company.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your management or the Company's Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

                               3. Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for trading in the Company's stock or for any purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company's Legal Department.

                           4. Corporate Opportunities

No employee, officer or director shall for personal gain or any other person's gain deprive the Company of any opportunity for benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company.

                         5. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior products and performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. In dealing with any competitor of the Company or any current or prospective supplier, customer, lessor or lessee, no employee, officer or director shall furnish or seek to receive, for personal or any other person's gain, any payment (whether for services or otherwise), loan, gift or discount of more than nominal value, or entertainment which goes beyond common courtesies usually associated with acceptable business practice. Please discuss with your supervisor any gifts, proposed gifts or entertainment which you are not certain are appropriate.
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                        6. Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind.

                                7. Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

                                8. Record-Keeping

Company policy and applicable law require honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's Legal Department.

                                9. Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes all non-public information. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

                 10. Protection and Proper Use of Company Assets

All employees should protect the Company's assets and ensure their efficient use. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

                      11. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

      12. Chief Executive Officer and Senior Financial Officers Provisions

In addition to complying with the terms of this Code of Business Conduct and Ethics, the Company's Chief Executive Officer (CEO), Chief Financial Officer
(CFO) and senior financial officers are subject to the following additional specific policies:

         a) The CEO, CFO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission and in other public communications.

         b) The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.


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         c)       The CEO, CFO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         d) The CEO, CFO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

                  13. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

       14. Compliance Procedures - Reporting Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers, the Internal Audit Department or the Legal Department about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. The Company will not permit retaliation of any kind against employees who in good faith report misconduct by others. Employees are expected to cooperate in any internal investigations of misconduct.

Employees may also file reports of illegal or unethical behavior through an on-line service, EthicsLine, located on the Company's Intranet. All reports are sent to the private mailbox of the Internal Audit Department. If you believe that your situation requires that your identity not be known, you may call the EthicsLine at 1-800-500-0333. EthicsLine is an independent company and is staffed 24 hours a day, 365 days a year. You do not have to identify yourself to describe your concern. A report of your suspected problem will be confidentially submitted to the Internal Audit Department within one business day.


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